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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-60735, 333-16293, 333-62803, 333-27663, 333-40610, 333-66466,
333-97449 and 333-117554) pertaining to the Cohu, Inc. 1994, 1996 and 1998 Stock
Option Plans, 1996 Outside Directors Stock Option Plan and 1997 Employee Stock Purchase Plan of our reports dated February 17, 2005, with respect to the consolidated financial statements and schedule of Cohu, Inc., Cohu, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cohu, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                                          /s/ ERNST & YOUNG LLP

San Diego, California
February 17, 2005